NEWS RELEASE
FOR IMMEDIATE RELEASE	OTCBB: BLSP

BLUE SPHERE CORPORATION ANNOUNCES TWO LANDFILL CONTRACTS IN UKRAINE

LONDON, United Kingdom - March 19, 2010 – Blue Sphere Corporation (OTCBB: BLSP) (the "Company" or “Blue Sphere”), a company in the Cleantech sector as an Emission Reduction project integrator, is pleased to announce that in addition to the nitrous oxide contract in Uzbekistan announced earlier this week it has signed, through its representatives, two contracts with two landfills in Ukraine to burn waste methane gas.

The projects involve the construction and operation of a flaring system and the preparation of a feasibility study on whether power generation facilities may be commercially feasible. Such a power generation system is intended to capture and convert methane gas into a usable energy source from the two landfills in Ukraine. Waste methane can be extracted from the landfill and burned to generate carbon credits: if power generation systems are created, the methane gas would be used as fuel.

One of the landfills is located near the capital Kiev and the other one is in east Ukraine, near an urban and industrial center.

The total estimated Certified Emission Reductions (“CER”) for the lifespan of the two landfills, 13 years, in Ukraine is 1,050,000. Of this amount, Blue Sphere expects to net 855,000 CERs.

The total gross income to Blue Sphere over the 13 year life of the project based on 855,000 CER’s is estimated by management at $24 MM USD, calculated at current and escalating CER prices. There is additional income possible from energy generation. The projects are expected to operate at a loss for the first two years, after which higher CER prices and greater CER volume is forecast to render the project profitable.

A methane gas collection system is to be constructed at the landfills and methane flares are planned so as to burn the methane gas in an environmentally friendly system.

Once the installation of the flaring system is complete, a feasibility study for electricity generation will be conducted. Blue Sphere’s hope is that it will be feasible to construct a power generation facility that will extract the methane and use it as an energy source. As the methane gas at the landfills are expected to increase over time, the flare system would burn off any excess that cannot be used by the power generation facility.

Ukraine is a JI (“Joint Implementation”) country, which has already seen other carbon reduction projects become registered in 2009. JI and CDM (“Clean Development Mechanism”) are the two project-based mechanisms which feed the carbon market. JI enables industrialized countries to carry out joint implementation projects with other developed countries, while the CDM involves investment in sustainable development projects that reduce emissions in developing countries.

The total investment for the two landfill projects is estimated at $3 Million USD, not including costs of a power generation system.

Blue Sphere announced earlier this week that it has signed a contract in Uzbekistan for the removal of nitrous oxide from a fertilizer plant and the launch of the company in its new business (see News Release dated March 13, 2010).

“This is another milestone for Blue Sphere. We are extremely pleased that we are able to announce the completion of three contracts this week, a nitrous oxide plant in Uzbekistan and two landfills in Ukraine. We have made significant progress signing these contracts and we look forward to updating our stakeholders with more information. ” said Shlomi Palas, CEO of Blue Sphere Corporate.

For further information please contact the company at 888-309-9088 or info@bluespherecorp.com

About Blue Sphere Corporation

Blue Sphere Corp. is a company in the cleantech sector as an Emission Reduction Project Integrator. Blue Sphere develops projects for greenhouse gas emission reduction and renewable energy production. The company aspires to become a key player in the global carbon reduction market, helping enterprises with high pollution emissions achieve their green goals. For further information please visit the Company's website www.bluespherecorporate.com

This news release contains “forward-looking statements.” Statements in this press release, which are not purely historical, are forward-looking statements and include statements concerning the Company’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; plans and objectives related thereto; and assumptions or expectations relating to any future events, conditions, performance or other matters. Such forward-looking statements include, among others, that we will construct and operate a flaring system on two landfills; that we can perform on our landfill contracts and sell CERs, including successfully raising financing for infrastructure and equipment, use technology that is effective at burning methane in an environmentally friendly way, and complete the project as expected; that power generation may be feasible and add to revenues; that we expect to net 855,000 CERs; that CERs from the projects will increase in volume and in price; that the gross value of the project is over $24 million; that the project costs are $3 million; that we can make a profit on the projects and provide a return on equity; and that the Company can become a key player in the global carbon reduction market.

Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to, the nature of the carbon credit industry, including changing customer demand, changing regulatory requirements, different regulations across national borders, customer acceptance of our services and products, the impact of competitive services, products and pricing, dependence on existing management, that technology may not work as expected and general economic conditions. In regards to our company, the following are also risk factors: our ability to finance operations and growth, our ability to attract and retain employees and consultants, competition from cheaper or more accepted competitors, whether our technology can perform under commercial conditions and our ability to keep control on costs. Readers should also refer to the risk disclosures outlined in disclosure documents filed by other start up environmental companies with the Securities and Exchange Commission available at www.sec.gov.

The Company assumes no obligation to update the information in this release.